Exhibit 99.1

NEWS RELEASE
For Immediate Release:
May 6, 2019

Sterling Reports 2019 First Quarter Results
Heavy Civil Construction Combined Backlog Reaches an all-time high of $1.2 billion
Tealstone Residential Continues to Set Record Numbers
Reaffirms 2019 Outlook for Significant Bottom Line Growth

THE WOODLANDS, TX – May 6, 2019 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter of 2019.

Consolidated First Quarter 2019 Financial Results Compared to First Quarter 2018:

•	Revenues were $223.9 million compared to $222.5 million;

•	Gross margin was 8.7% of revenues compared to 8.9%;

•	Net income attributable to Sterling common stockholders was $1.8 million compared to $2.5 million; and,

•	Net income per diluted share attributable to Sterling common stockholders was $0.07 compared to $0.09.

Consolidated Financial Position, Liquidity and Cash Flows at March 31, 2019:

•	Cash and Cash Equivalents were $56.8 million;

•	Debt totaled $77.3 million reflecting $5.6 million of debt repayments in the first quarter 2019; and,

•
During the quarter, Sterling repurchased 250 thousand shares of common stock for $3.2 million. To date under the stock repurchase plan, Sterling has repurchased 717 thousand shares of common stock for $7.9 million.

Business Overview
First quarter 2019 revenues increased $1.5 million compared to the prior year quarter. The increase in revenues over the first quarter of 2018 was driven by a $7.5 million increase in residential construction, partially offset by a $6.1 million decrease in heavy civil construction, primarily related to two large construction joint venture projects that were substantially complete by the end of 2018. Several significant new heavy civil projects are expected to ramp-up during the remainder of 2019.
Gross profit was $19.5 million in the first quarter of 2019, a decrease of $0.3 million from the prior year first quarter. Gross margin declined 19 basis points to 8.7%, which was driven by a decrease in heavy civil construction.
General and administrative expenses were $12.5 million in the first quarter of 2019, or 5.6% of revenues compared to $12.3 million or 5.5% of revenues in the first quarter of 2018.

Heavy Civil Construction Backlog Highlights

•
Combined backlog at March 31, 2019 was $1.2 billion, an increase of 5.8% from $1.1 billion at December 31, 2018. Combined backlog consists of $808.7 million of backlog and $401.5 million of unsigned contracts as of March 31, 2019 compared to $850.7 million and $292.7 million at December 31, 2018, respectively. No residential construction contracts are included in backlog;

•	Gross margin on projects in combined backlog as of March 31, 2019 averaged 8.6%, a decrease from 8.9% at December 31, 2018; and,

•	Non-heavy highway revenues accounted for 48.3% of first quarter of 2019 heavy civil construction revenues compared to 42.6% of revenues in the first quarter of 2018.
CEO Remarks and Outlook
“I'm pleased with the financial results we were able to achieve in extremely adverse conditions. Our 2019 first quarter results reflect the typical seasonality in our Heavy Civil business and difficult weather delays and related costs across our geographies,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “We expect our execution on Heavy Civil projects to ramp up significantly throughout the remainder of the year, as evidenced by the $100 million increase sequentially in Combined Backlog. We’re particularly pleased with our continued momentum in adjacent market expansion as we recently announced new airport and water infrastructure awards. While a potential federal infrastructure bill continues to dominate the narrative in our business, funding on the state level is more than sufficient to drive end-market demand for the foreseeable future.”
Mr. Cutillo continued, “Our residential segment continues to excel as Tealstone delivered monumental results with a record quarter, increasing revenue 21.3% compared to the first quarter of 2018. New home starts in our key markets of Dallas-Fort Worth, Houston, and the surrounding areas remain robust. Also noteworthy is the progress we made on the capital allocation front. We remain committed to enhancing shareholder value as we repurchased 250 thousand shares and repaid $5.6 million of debt during the quarter.”
Mr. Cutillo concluded, “Based on our first quarter results, our current backlog, market strength and the continued mix shift towards higher margin projects, we reaffirm our expectations for full year 2019 revenues of between $1.075 billion and $1.095 billion and net income attributable to Sterling common stockholders of $29 million to $32 million. The midpoint of our guidance implies greater than 20% year-over-year growth in net income compared to 2018. In addition, we continue to expect our main residential end-markets in the Dallas-Fort Worth Metroplex and the Houston area to grow at low double-digit percentages. Our outlook does not assume any major positive changes in federal government investment in infrastructure, which would likely enhance our growth forecast.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, May 7, 2019 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755. Please call in ten minutes before the conference call is scheduled to begin and ask for the Sterling Construction call. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to Brigette.Wilcox@strlco.com.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least fifteen minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for thirty days.
About Sterling
Sterling is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects. The Company operates primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas and Utah, as well as other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.
Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$223,949	$222,492
Cost of revenues	(204,446)	(202,658)
Gross profit	19,503	19,834
General and administrative expenses	(12,489)	(12,340)
Other operating expense, net	(2,294)	(815)
Operating income	4,720	6,679
Interest income	364	129
Interest expense	(3,060)	(3,087)
Income before income taxes	2,024	3,721
Income tax expense	(163)	(41)
Net income	1,861	3,680

Less: Net income attributable to noncontrolling interests	(46)	(1,191)
Net income attributable to Sterling common stockholders	$1,815	$2,489

Net income per share attributable to Sterling common stockholders:
Basic	$0.07	$0.09
Diluted	$0.07	$0.09

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,377	26,854
Diluted	26,723	27,078

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	% of Total	2018	% of Total
Revenue
Heavy Civil Construction	$181,184	81%	$187,241	84%
Residential Construction	42,765	19%	35,251	16%
Total Revenue	$223,949		$222,492
Operating Income
Heavy Civil Construction	$(847)	(18)%	$1,945	29%
Residential Construction	5,567	118%	4,734	71%
Total Operating Income	$4,720		$6,679

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$56,764	$94,095
Receivables, including retainage	147,001	145,026
Costs and estimated earnings in excess of billings on uncompleted contracts	44,133	41,542
Inventories	2,699	3,159
Receivables from and equity in construction joint ventures	11,625	10,720
Other current assets	6,696	8,074
Total current assets	268,918	302,616
Property and equipment, net	52,011	51,999
Operating lease right-of-use assets	15,290	—
Goodwill	85,231	85,231
Intangibles, net	41,818	42,418
Other assets, net	246	309
Total assets	$463,514	$482,573
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81,870	$99,426
Billings in excess of costs and estimated earnings on uncompleted contracts	55,598	62,407
Current maturities of long-term debt	393	2,899
Current portion of long-term lease obligations	7,009	—
Income taxes payable	340	318
Accrued compensation	10,500	9,448
Other current liabilities	6,300	4,676
Total current liabilities	162,010	179,174
Long-term debt, net of current maturities	76,923	79,117
Long-term lease obligations	8,466	—
Members’ interest subject to mandatory redemption and undistributed earnings	47,132	49,343
Deferred taxes	1,591	1,450
Other long-term liabilities	1,115	1,229
Total liabilities	297,237	310,313
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000 shares authorized, 27,056 and 27,064 shares issued, 26,424 and 26,597 shares outstanding	271	271
Additional paid in capital	233,502	233,795
Treasury Stock, at cost: 632 and 467 shares	(7,182)	(4,731)
Retained deficit	(63,119)	(64,934)
Total Sterling stockholders’ equity	163,472	164,401
Noncontrolling interests	2,805	7,859
Total stockholders’ equity	166,277	172,260
Total liabilities and stockholders’ equity	$463,514	$482,573

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	1,861	3,680
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,389	4,124
Amortization of deferred loan costs	833	801
Gain on disposal of property and equipment	(38)	(250)
Deferred tax expense	141	—
Stock-based compensation expense	1,021	617
Changes in operating assets and liabilities	(27,449)	(31,464)
Net cash used in operating activities	(19,242)	(22,492)
Cash flows from investing activities:
Additions to property and equipment	(3,814)	(1,897)
Proceeds from sale of property and equipment	137	886
Net cash used in investing activities	(3,677)	(1,011)
Cash flows from financing activities:
Repayments on long-term debt	(5,610)	(4,679)
Distributions to noncontrolling interest owners	(5,100)	—
Purchase of treasury stock	(3,201)	—
Other	(501)	(309)
Net cash used in financing activities	(14,412)	(4,988)
Net decrease in cash and cash equivalents	(37,331)	(28,491)
Cash and cash equivalents at beginning of period	94,095	83,953
Cash and cash equivalents at end of period	$56,764	$55,462